Exhibit 10.12

PROMISSORY NOTE

$10,000,000.00	December 28, 2012

Iroko Pharmaceuticals Inc., a company incorporated under the laws of the British Virgin Islands (“Maker”) hereby promises to pay to the order of iCeutica Inc., a Delaware corporation (“Payee”), its successors and assigns, in lawful money of the United States of America, the lesser of TEN MILLION DOLLARS ($10,000,000.00) or the principal balance outstanding under this Promissory Note, on June 30, 2013 (the “Maturity Date”).

Subject to the provisions of the fifth paragraph of this Promissory Note, the unpaid principal amount of this Promissory Note shall not bear interest.

This Promissory Note may be prepaid in whole or in part at any time, without premium or penalty.

The indebtedness evidenced by this Promissory Note is hereby expressly subordinated in right of payment to the prior payment in full of all of Maker’s Senior Indebtedness, including, without limitation, all interest accruing after the commencement by or against Maker of any bankruptcy, reorganization or similar proceeding for so long as Maker owes any amounts to a Senior Lender. For the purposes of this Promissory Note, “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Promissory Note, the principal of (and premium, if any), unpaid interest on, amounts reimbursable, fees, expenses, costs of enforcement and any other amounts due in connection with (i) any currently or hereafter outstanding (provided that any hereafter incurred Senior Indebtedness shall require the approval of Maker’s Board of Directors (the “Board of Directors”)), indebtedness to any banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or for purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, provided such indebtedness was approved by the Board of Directors, and (ii) subject to the approval of the Board of Directors, any such indebtedness or any notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. Upon request by any lender of Senior Indebtedness to Maker (a “Senior Lender”), Maker and Payee shall execute and deliver a subordination agreement, the terms of which shall be reasonably satisfactory to the Senior Lender, confirming the subordination of the indebtedness evidenced by the Promissory Note to such Senior Indebtedness. In the event of Maker’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency claw or laws relating to the relief of debtors, the provisions of this paragraph shall remain in full force and effect, and Senior Lender’s claims against Maker and the estate of Maker shall be paid in full before any payment is made to Payee. In any bankruptcy, insolvency or similar proceeding involving Maker, Payee will not take any actions adverse to Senior Lender’s position. If, at any time after payment in full of the Senior Indebtedness any payments of the Senior Indebtedness must be disgorged by Senior Lender for any reason (including, without limitation, the bankruptcy of Maker), this paragraph and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Payee shall immediately pay over to Senior Lender all payments received with respect to the indebtedness evidenced by this Promissory Note to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Payee, Senior Lender may take such actions with respect to the Senior Indebtedness as Senior Lender, in its sole discretion, may deem appropriate. No such action or inaction shall impair or otherwise affect Senior Lender’s rights hereunder. Payee waives the benefits, if any, of statutory or common law suretyship defenses. The provisions of this paragraph may not be amended to adversely affect the rights of a Senior Lender without the prior written consent of such Senior Lender. The provisions of this paragraph are solely for the benefit of Payee and Senior Lender and not for the benefit of Maker or any other party. In the event of any legal action to enforce the rights of Payee or a Senior Lender under this paragraph, the party prevailing in such action shall be entitled to its reasonable attorneys’ fees and costs of collection.

In the event that Maker shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on this Promissory Note, then such overdue amounts shall bear interest at a rate per annum equal to the otherwise applicable rate pursuant to the second paragraph of this Promissory Note plus five percent 5% per annum, calculated on the basis of a 365 day year and the actual number of days elapsed.

Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note.

This Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Delaware, without regard to principles of conflict of laws.

This Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall be binding upon the heirs, executors, administrators, successors and assigns of Maker and inure to the benefit of Payee and its permitted successors, endorsees and assigns.

Iroko Pharmaceuticals Inc.

By:
Name:
Title:

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